Pricing Supplement dated January 28, 2008 (To the Prospectus dated August 31, 2007 and Prospectus Supplement dated September 4, 2007) Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845	Protection

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Medium-Term Notes, Series A	$5,000,000	$196.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $36,935.53 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-126811) filed by Barclays Bank PLC on September 21, 2005, and have been carried forward, of which $196.50 offset against the registration fee due for this offering and of which $36,739.03 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

100% Principal Protection Notes
Linked to an International Index Basket
Market Strategies to Complement Traditional Fixed Income Investments
Barclays Bank PLC $5,000,000 Notes Linked to an International Index Basket due May 30, 2014.

Investment Description

These 100% Principal Protection Notes Linked to an International Index Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns based on the positive performance of a basket of indices (the “Basket”). The Basket is composed of six equity indices: the Dow Jones EURO STOXX 50® Index, the FTSE 100TM Index, the Nikkei® 225 Index, the SMI® Index, the S&P/ASX 200 Index and the MSCI Emerging Markets IndexSM (each a “Basket Index”, and together, the “Basket Indices”). Principal protection applies only at maturity.

Features

❑	Growth Potential: At maturity, you will participate in any positive performance of a global index basket with a participation rate of 100%.

❑	Full Protection of Principal: At maturity, you will receive a cash payment equal to at least your initial principal.

❑	Diversification: You can diversify your portfolio with a principal protected note linked to US, European, Japanese, Australian and Emerging Markets equities.

❑	Foreign Currency Exposure: You will have no direct foreign currency exposure.

Key Dates

Trade Date:	January 28, 2008
Settlement Date:	January 31, 2008
Final Valuation Date[1]:	May 27, 2014.
Maturity Date[1]:	May 30, 2014.
CUSIP:	06739H 479
ISIN:	US06739H4790

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering 100% Principal Protection Notes Linked to an International Index Basket. The Notes are linked to a Basket, consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100TM Index, the Nikkei® 225 Index, the SMI® Index, the S&P/ASX 200 Index and the MSCI Emerging Markets IndexSM . The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. The Notes are our senior unsecured obligations and are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-3 of prospectus supplement for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC

Per Note	100%	3.50%	96.50%

Total	$5,000,000	$175,000	$4,825,000

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

¿	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the 100% Principal Protection Notes Linked to an International Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

¿

You seek an investment with (i) exposure to the economies of the Eurozone, the United Kingdom, Japan, Switzerland, Australia or Emerging Markets and, (ii) a return linked to the performance of the Basket.

¿	You seek an investment that offers 100% principal protection when the Notes are held to maturity.

¿

You are willing to forego dividends paid on the component stocks underlying the Basket Indices in exchange for potential enhanced returns if the Basket appreciates and principal protection if the Basket declines.

¿	You are willing and able to hold the Notes to maturity.

¿	You do not seek current income from this investment and you do not seek an investment for which there will be an active secondary market.

The Notes may not be suitable for you if:

¿	You do not seek an investment with exposure to the economies of the Eurozone, the United Kingdom, Japan, Switzerland, Australia or Emerging Markets.

¿	You are unwilling or unable to hold the Notes to maturity.

¿	You prefer to receive dividends paid on the component stocks underlying the Basket Indices.

¿	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

¿	You seek current income from your investments.

¿	You seek an investment for which there will be an active secondary market.

Final Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]

Issue Price:	$10 per Note

Term:	6 years and 4 months

Reference Asset[3]:

The Notes are linked to a basket consisting of the Dow Jones EURO STOXX 50® Index (“SX5E”), the FTSE 100™ Index (“UKX”), the Nikkei® 225 Index (“NKY”), the SMI® Index (“SMI”), the S&P/ASX 200 Index, (“AS51”) and the MSCI Emerging Markets IndexSM (“MXEF”) (each a “Basket Index”, and together, the “Basket Indices”).

Index Weightings:	Dow Jones EURO STOXX 50® Index	35%
	FTSE 100™ Index	25%
	Nikkei® 225 Index	25%
	SMI® Index	5%
	S&P/ASX 200 Index	5%
	MSCI Emerging Markets IndexSM	5%

Participation Rate:	100%

Principal Protection:	100%, if held to maturity

Payment at: Maturity (per $10):
If the Basket Return is positive, you will receive a cash payment, which will be calculated as follows:
$10 + ($10 x Basket Return x Participation)
If the Basket Return is zero or negative, you will receive a cash payment of $10 per Note.

Basket Return:	Basket Ending Level – Basket Starting Level

	Basket Starting Level

Basket Starting Level or Initial Basket Level[4]:	Set to equal 100 on the trade date. The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

Basket Ending Level or Final Basket Level[5]:	100 x [1+ (the SX5E Return x 35%) + (the UKX Return x 25%) + (the NKY Return x 25%) + (the SMI Return x 5%) + (the AS51 Return x 5%) + (the MXEF Return x 5%)]

The “SX5E Return,” the “UKX Return,” the “NKY Return,” the “SMI Return,” the “AS51 Return” and the “MXEF Return” are the index returns[6] of SX5E, UKX, NKY, SMI, AS51 and MXEF, respectively, from the trade date to the final valuation date.

Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

[3]

For a description of further adjustments that may affect one or more Basket Indices or the Basket, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

[4]	The term “initial basket level”, as defined in the prospectus supplement.

[5]	The term “final basket level”, as defined in the prospectus supplement.

[6]	The term “index return”, as defined in the prospectus supplement.

Determining Payment at Maturity

Calculate the percentage change from the basket starting level to the basket ending level

You will receive a cash payment that provides you with a return per $10 Note principal amount equal to the Basket Return multiplied by the participation rate of 100%.

Accordingly, if the Basket Return is positive, your payment at maturity per $10 Note principal amount will be calculated as follows:

$10 + ($10 x Basket Return x Participation Rate)

You will receive the principal amount of your Notes at maturity.

Scenario Analysis and Hypothetical Examples of Payment at Maturity

The following scenario analysis and hypothetical examples assume a participation rate of 100%.

Example 1—The level of the Basket increases by 10% from a basket starting level of 100 to a basket ending level of 110.

Because the basket ending level of 110 is greater than the basket starting level of 100, the investor receives a payment at maturity of $11.00 per $10.00 Note principal amount, representing a total return of 10.0% on the Notes.

$10 + ($10 x Basket Return x Participation Rate)
$10.00 + [$10.00 x (10% x 100%)] = $11.00

Example 2—The level of the Basket decreases by 10% from a basket starting level of 100 to a basket ending level of 90.

Because the basket ending level of 90 is less that the basket starting level of 100, the investor receives a payment at maturity of $10 per $10 principal amount of Notes (0% total return on Notes).

What Are the Tax Consequences of the Notes?

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. You may obtain the comparable yield of the notes by contacting Barclays Bank PLC, Structuring, Investor Solutions Americas at 212-412-1101. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a secondary purchaser of the Notes, the tax consequences to you may be different.

For a further discussion of the tax treatment of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement.

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either of the applicable Indices or in any of the component stocks underlying the applicable Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

¿

Market Risk—The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive. You will receive no more than the principal amount of your Notes at maturity if the Basket Return is zero or negative.

¿

The Notes May Not Pay More Than the Principal Amount—You may receive a lower payment at maturity than you would have received if you had invested in the Basket Indices, the component stocks underlying the Basket Indices or contracts related to the Basket Indices. If the basket ending level does not exceed the basket starting level, the Basket Return will be zero or negative. This will be true even if the value of the Basket is higher than the basket starting level at some time during the term of the Notes but falls below the basket starting level on the final valuation date.

¿

No Principal Protection Unless You Hold the Notes to Maturity —While the payment at maturity for each issue of the offered Notes described in this pricing supplement is based on the full principal amount of such Notes, the original issue price of the Notes includes the agents’ commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

¿

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

¿

Dealer Incentives—UBS Financial Services, Inc., Barclays Bank PLC, our affiliates and agents act in various capacities with respect to the Notes. UBS Financial Services, Inc., Barclays Capital Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of $0.35 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

¿

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Basket Indices are denominated, although any currency fluctuations could affect the performance of the Basket Indices. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

¿

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

¿

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

¿

Many Economic and Market Factors Will Affect the Value of the Notes—In addition to the relative levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

	¿	the expected volatility of the Indices;

	¿	the time to maturity of the Notes;

	¿	the market price and dividend rate on the component stocks underlying the Indices;

	¿	interest and yield rates in the market generally and in the markets of the component stocks underlying the Indices;

	¿	a variety of economic, financial, political, regulatory or judicial events;

	¿	supply and demand for the Notes; and

	¿	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

¿

Potentially inconsistent research, opinions or recommendations by Barclays—We or our affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the basket indices to which the Notes are linked.

Historical Basket Performances

The graph below illustrates the historical performance of the Basket from April 4, 1997 to January 25, 2008 as if the basket starting level was 100 and index weightings were as per the Indicative Terms on January 25, 2008. Historical levels of the basket should not be taken as an indication of future performance.

Source: Barclays Capital

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Dow Jones EURO STOXX 50® Index

All information regarding the Dow Jones EURO STOXX 50® Index (the “DJ EURO STOXX 50 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, STOXX Limited (“STOXX”), a joint venture among Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. The DJ EURO STOXX 50 Index is calculated, maintained and published by STOXX. The DJ EURO STOXX 50 Index is reported by Bloomberg under the ticker symbol “SX5E <Index>”. It is also published in The Wall Street Journal and disseminated on the STOXX website, www.stoxx.com.

The DJ EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the Dow Jones STOXX 600 Supersector indices, the Dow Jones EURO STOXX Supersector indices. The Dow Jones STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organised into the following 18 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; retail; technology; telecommunications; travel & leisure; and utilities.

Publication of the DJ EURO STOXX 50 Index began on February 28, 1998, with a base value of 1,000 as of December 31, 1991.

The DJ EURO STOXX 50 Index is compiled and calculated as follows. It is calculated with the “Laspeyres formula”, which measures price changes against a fixed base quantity weight. The DJ EURO STOXX 50 Index is weighted by free float market capitalization. Each component’s weight is capped at 10% of the DJ EURO STOXX 50 Index’s total free float market capitalization. Free float weights are reviewed quarterly and the DJ EURO STOXX 50 Index composition is reviewed annually in September.

Within each of the 18 Dow Jones EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding Dow Jones EURO STOXX TMI Supersector Index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current DJ EURO STOXX 50 Index components are added to the selection list. The stocks on the selection list are ranked by free float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the DJ EURO STOXX 50 Index ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the index contains 50 stocks.

The DJ EURO STOXX 50 Index has an index divisor, which is adjusted to maintain the continuity of the DJ EURO STOXX 50 Index’s value across changes due to corporate actions such as:

¿	the issuance of dividends,

¿	the occurrence of stock splits,

¿	the stock repurchase by the issuer, and

¿	other reasons.

Additional information on the DJ EURO STOXX 50 Index is available on the following website: http://www.stoxx.com.

License Agreement

We have entered into a non-exclusive license agreement with STOXX whereby we, in exchange for a fee, are permitted to use the DJ EURO STOXX Index in connection with certain securities, including the notes. We are not affiliated with STOXX; the only relationship between STOXX and us is any licensing of the use of STOXX’s indices and trademarks relating to them.

The license agreement between STOXX and us provides that the following language must be set forth in herein:

STOXX Limited (“STOXX”) and Dow Jones & Company, Inc. (“Dow Jones”) have no relationship to Barclays Bank PLC, other than the licensing of the Dow Jones EURO STOXX 50® Index (the “DJ EURO STOXX 50 Index”) and the related trademarks for use in connection with the notes.

STOXX and Dow Jones do not:

¿	Sponsor, endorse, sell or promote the notes.

¿	Recommend that any person invest in the notes or any other securities.

¿	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

¿	Have any responsibility or liability for the administration, management or marketing of the notes.

¿	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the DJ EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the notes. Specifically:

¿	STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

¿ The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the DJ EURO STOXX 50 Index and the data included in the DJ EURO STOXX 50 Index;

¿ The accuracy or completeness of the DJ EURO STOXX 50 Index and its data;

¿ The merchantability and the fitness for a particular purpose or use of the DJ EURO STOXX 50 Index and its data;

¿ STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the DJ EURO STOXX 50 Index or its data;

¿ Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

The Dow Jones EURO STOXX 50® Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50® Index and the related trademarks have been licensed for certain purposes by Barclays Bank PLC.

Historical Information

The following graph sets forth the historical performance of the DJ EURO STOXX 50 Index based on the weekly closing levels of the DJ EURO STOXX 50 Index from April 4, 1997 through January 25, 2008. The closing level on January 25, 2008 was 3777.06.

We obtained the closing levels of the DJ EURO STOXX 50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the DJ EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the DJ EURO STOXX 50 Index will result in the return of any of your initial investment.

Dow Jones EURO STOXX® Index Historical Performance
April 4, 1997 – January 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FTSE 100TM Index

All information regarding the FTSE 100™ Index (the “FTSE 100 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”). The FTSE 100 Index is calculated, maintained and published by FTSE. The FTSE 100 Index is reported by Bloomberg under the ticker symbol “UKX <Index>”.

The FTSE 100 Index is a free float-adjusted, market capitalization-weighted index of the 100 largest U.K. companies (with nationality determined by FTSE) traded on the London Stock Exchange. The FTSE 100 Index was developed with a base level of 1,000 on January 3, 1984.

Composition of the FTSE 100 Index

In order to be eligible for inclusion in the FTSE 100 Index, a stock must generally have a free float (as described below) greater than 15%, although stocks with a free float greater than 5% but less than or equal to 15% are eligible if their full market capitalization exceeds US$5 billion.

Stocks must also be sufficiently liquid to trade. The following criteria, among others, are used to exclude illiquid securities from the FTSE 100 Index:

¿

Price. The FTSE Europe/Middle East/Africa Regional Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. This requires a Sterling or Euro denominated price on SETS, which is the London Stock Exchange’s electronic order book trading service for U.K. blue-chip securities.

¿

Liquidity. Securities which do not turn over at least 0.5% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the FTSE Europe/Middle East/Africa Regional Committee’s annual December review will not be eligible for inclusion in the reference group. An existing constituent failing to trade at least 0.5% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the annual review will be removed after close of the index calculation on the next trading day following the third Friday in December. Any period when a share is suspended will be excluded from the above calculation. Companies that are large enough to be components of the FTSE 100 Index but do not pass the liquidity test are not included. A company that fails the liquidity test at an annual review will be ineligible for inclusion until the subsequent annual review.

¿

New Issues. New issues must generally have a minimum trading record of at least 20 days prior to the date of a review and turnover of a minimum of 0.5% of their shares in issue, after the application of any free float restrictions, per month each month.

The FTSE Europe/Middle East/Africa Regional Committee meets quarterly to review the components of the FTSE 100 Index. The secretary of the FTSE Europe/Middle East/Africa Regional Committee conducts periodic reviews of the constituents and recommends companies to be included or excluded from the FTSE 100 Index using the close of business data from the last trading day before a review. This review is then presented to the FTSE Europe/Middle East/Africa Regional Committee for approval. The meetings to review the constituents are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes will be implemented on the next trading day following the expiry of the London International Financial Futures Exchange futures and options contracts that normally takes place on the third Friday of the same month.

To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted at the quarterly review it has fallen to 111th place or below, with rankings determined in each case on the basis of full market capitalization. A constant number of components is maintained for the FTSE 100 Index. When a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies that are then not included in the FTSE 100 Index will be inserted to match the number of companies being deleted at the periodic review.

Changes to the constituents of the FTSE 100 Index may also be prompted outside of the FTSE Europe/Middle East/Africa Regional Committee’s periodic review procedure for certain new issues where omission to promptly include such new issue in the FTSE 100 Index would compromise the effectiveness of the FTSE 100 Index as a market indicator, for certain corporate actions (e.g., mergers and acquisitions) or in the case of delisting.

Computation of the FTSE 100 Index

The value of the FTSE 100 Index will be equal to (1) the sum of the products of (a) the price of each FTSE 100 Index component, (b) shares in issue for each such component and (c) a free float factor for each such component that allows amendments to each such component’s weighting to reflect the free float restrictions described below, divided by (2) a divisor which represents the total issued share capital of the FTSE 100 Index at the base date, which may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the FTSE 100 Index.

Under this formula, the investable market capitalization, not the full market capitalization, of each FTSE 100 Index constituent is used to determine the value of the FTSE 100 Index. This reflects the “float-adjusted” aspect of the FTSE 100 Index because, whereas full market capitalization depends on shares in issue, investable market capitalization depends on free float. The following are excluded from free float: trade investments in a FTSE 100 Index constituent company by either another constituent or a non-constituent entity or company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE 100 Index component is applied in bands, as follows:

Free float less than or equal to 15%	Generally ineligible for inclusion

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end to ensure that there is sufficient sensitivity in order to maintain accurate representation and broader at the higher end in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a FTSE 100 Index component’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%.

The FTSE 100 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE 100 Index. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE 100 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Additional information on the FTSE 100 Index is available on the following website: http://www.ftse.com.

License Agreement

We have entered into a non-exclusive license agreement with FTSE whereby we, in exchange for a fee, are permitted to use the FTSE 100 Index in connection with certain securities, including the notes. We are not affiliated with FTSE; the only relationship between FTSE and us is any licensing of the use of FTSE’s indices and trademarks relating to them.

The license agreement between FTSE and us provides that the following language must be set forth herein:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED (“FTSE”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “EXCHANGE”) OR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FTSE NOR THE EXCHANGE NOR FT MAKES ANY WARRANTY OR REPRESENTATION

WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE™ 100 INDEX (the “FTSE 100 INDEX”) AND/OR THE FIGURE AT WHICH THE FTSE 100 INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE 100 INDEX IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR EXCHANGE NOR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100 INDEX AND NEITHER FTSE OR EXCHANGE OR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®”, “FT-SE®” and “Footsie®” are trademarks of The London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

Historical Information

The following graph sets forth the historical performance of the FTSE 100 Index based on the weekly closing levels of the FTSE 100 Index from April 4, 1997 through January 25, 2008. The closing level on January 25, 2008 was 5869.00.

We obtained the closing levels of the FTSE 100 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the FTSE 100 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the FTSE 100 Index will result in the return of any of your initial investment.

FTSE 100™ Index Historical Performance
April 4, 1997 – January 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Nikkei® 225 Index

All information regarding the Nikkei® 225 Stock Average or the Nikkei® 225 Index (the “Nikkei 225 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, Nikkei Inc. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor”. The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY <Index>”.

The Nikkei 225 Index is a price-weighted stock index that measures the composite price performance of 225 underlying stocks (the “Underlying Stocks”) trading on the First Section of the Tokyo Stock Exchange, Inc. (“TSE”), representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. The Nikkei 225 Index’s composition rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

¿	Technology—Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

¿	Financials—Banks, Miscellaneous Finance, Securities, Insurance;

¿	Consumer Goods—Marine Products, Food, Retail, Services;

¿	Materials—Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

¿	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

¿	Transportation and Utilities—Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (1) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (2) calculating the sum of all these products and (3) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.293 as of April 3, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

An Underlying Stock may be deleted or added by the Nikkei Index Sponsor Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (1) bankruptcy of the issuer, (2) merger of the issuer with, or acquisition of the issuer by, another company, (3) delisting of such stock, (4) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (5) transfer of such stock to the Second Section or Mothers. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a stock from the Underlying Stocks, the Nikkei Index Sponsor will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by the Nikkei Index Sponsor to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by the Nikkei Index Sponsor.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by the Nikkei Index Sponsor. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc.’s predecessor, Nihon Keizai Shimbun, Inc., first calculated and published the Nikkei Index in 1970.

Additional information concerning the Nikkei 225 Index may be obtained on the following website: http://www.nni.nikkei.co.jp.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. There are three separate sections within the TSE: the First Section, the Second Section and Mothers. Listings of stocks on the TSE are divided between these three sections, with the First Section typically limited to larger, longer established and more actively traded issues, the Second Section to smaller and newly listed companies and Mothers, which was established in 1999, to newer, innovative venture enterprises, both in Japan and overseas. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei Index, and these limitations, in turn, may adversely affect the value of the notes.

License Agreement

For any specific issuance of notes, we will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc., who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 Index to third parties, whereby we, in exchange for a fee, will be permitted to use the Nikkei 225 Index in connection with such notes. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is any licensing of the use of the Nikkei Index Sponsor’s indices and trademarks relating to them.

We expect that the license agreement will provide that the following language must be set forth herein:

The Nikkei Stock Average (“Index”) is an intellectual property of Nikkei Inc.* “Nikkei”, “Nikkei Stock Average” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index. Nikkei Digital Media Inc., a wholly owned subsidiary of Nikkei Inc., calculates and disseminates the Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively “Index Sponsor”.

The notes are not in any way sponsored, endorsed or promoted by the Index Sponsor. The Index Sponsor does not make any warranty or rep-

*  Formerly known as Nihon Keizai Shimbun, Inc. Name changed on January 1, 2007.

resentation whatsoever, express or implied, either as to the results to be obtained as to the use of the Index or the figure at which the Index stands on any particular day or otherwise. The Index is compiled and calculated solely by the Index Sponsor. However, the Index Sponsor shall not be liable to any person for any error in the Index and the Index Sponsor shall not be under any obligation to advise any person, including a purchaser or vendor of the Notes, of any error therein.

In addition, the Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Index and is under no obligation to continue the calculation, publication and dissemination of the Index.

Historical Information

The following graph sets forth the historical performance of the Nikkei 225 Index based on the weekly closing levels of the Nikkei 225 Index from April 4, 1997 through December January 25, 2008. The closing level on January 25, 2008 was 13629.16.

We obtained the closing levels of the Nikkei 225 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Nikkei 225 Index will result in the return of any of your initial investment.

Nikkei® 225 Index Historical Performance
April 4, 1997 – January 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SMI® Index

All information regarding the SMI® Index (the “SMI Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, the SWX Swiss Exchange (“SWX”). The SMI Index is calculated, maintained and published by SWX Swiss Exchange. The SMI Index is reported by Bloomberg under the ticker symbol “SMI <Index>”/

As a blue-chip index, the SMI Index is Switzerland’s key equity index. It represents about 85% of the free-float capitalisation of the Swiss equity market. The SMI Index comprises the 20 largest and most liquid equities of the SPI®. It is also equivalent to the SPI Large. As a price index, the SMI Index is not adjusted for dividends, but a performance index that takes account of such distributions is available (the SMIC - SMI Cum Dividend).

Because the SMI Index is considered to be a mirror of the overall Swiss stock market, it is used as the underlying index for numerous derivative financial instruments such as options, futures and index funds.

The SMI Index was introduced on 30 June 1988 at a baseline value of 1500 points. Its composition is examined once a year. Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI Index, an updated index level is calculated and displayed.

The SMI Index is calculated according to the Laspeyres method using a weighted arithmetic mean over a defined selection of securities. The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor.

The securities included in the SMI®, are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalisation.

The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Registry. Conditional and authorised capital does not count as issued and outstanding equity capital.

The free float is calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

In principle, shares in fixed ownership are deemed to be those that have been reported to the SWX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Arts. 20ff. SESTA.

Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SWX may use sources in addition to the reports pursuant to SESTA to calculate shares in fixed ownership. In particular, the SWX may use data gained from issuer surveys that it conducts itself.

Exceptions

Shares held by the following groups are deemed free-floating regardless whether a report has been made pursuant to the above:

®	Custodian nominees

®	Trustee companies

®	Investment funds

®	Pension funds

®	Investment companies

The SWX classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the index because it does not confer voting rights.

Calculation and publication intervals

The indices of the SMI® family are calculated in real time. The index is recalculated and republished immediately upon any changes in the price of any security. The shortest interval between calculation is one second.

All index data is distributed by EXFEED (subsidiary of the SWX) via information service providers (e.g. Reuters, Telekurs and BLOOMBERG).

Prices used

In calculating the index, the last-paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SWX and virt-x are used.

Trading hours

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SWX Swiss Exchange and virt-x.

Since the opening phase usually causes strong price fluctuations, the SMI® is first calculated two minutes after the start of on order book trading. This index level is called the “open”.

A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI® are established.

Determination of rankings and identification of candidates

A selection list in which all SPI® securities are ranked and which forms the basis for the rankings can be downloaded from the SWX website. The position of each security is determined by a combination of the following criteria:

®	Average free-float capitalisation (compared to the capitalisation of the entire SPI®)

®	Cumulated on order book turnover (compared to the total turnover of the SPI®).

The average market capitalisation in per cent and the turnover in per cent are each given a weighting of 50% and yield the so-called weighted market share.

The time period used for making the calculation is 1 July through 30 June of the following year.

Internet link to the current selection list: www.swx.com/trading/products/indices/stock
_indices/smi/smi_de.html

Provisional interim rankings are published following the end of the quarter on 30 September, 31 December and 31 March.

Ordinary adjustment dates

The number of securities and free-float shares are adjusted on two ordinary adjustment dates a year:

®	The third Friday in March (after close of trading)

®	The third Friday in September (after close of trading)

The SWX may conduct a capital survey among issuers in order to obtain the required data.

The announcement of the provisional new securities occurs at least one month before the adjustment date. The SWX reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced only five trading days before the adjustment date.

Extraordinary adjustment of the number of shares

In order to maintain the stability of the index and avoid frequent minor changes to the weighting, a change of the total number of outstanding securities leads to an extraordinary adjustment only if it is equal to or greater than five percent.

If an increase amounts to a change of less than five percent, it is taken into account in the next event and added to it. If the cumulative change is equal to or greater than five percent, the total number of outstanding securities is adjusted outside the ordinary dates on the day of the corporate event responsible for the cumulative change.

The adjustment of the total number of outstanding securities is made on the day of the corporate event.

If the free float changes by 10 percentage points or more in a given year, the extraordinary adjustment is made immediately. A notification period of 10 trading days applies. In exceptional cases, the SWX reserves the right to make this adjustment without observing the notification period.

If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than ten percentage points.

After a takeover, the free float of the company in question is adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SWX may exclude the security from the relevant index family.

Dividend payments

Dividend payments do not result in adjustments to the divisors of price indices. Dividends are, however, fully taken account of in performance indices.

Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e. no adjustment to the price index divis However, distributions (e.g. special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisors of price indices.

Dividend payments are always treated as gross amounts, including the withholding tax portion.

Information on corporate events

Any forthcoming extraordinary corporate events that result in an adjustment to the indices are published by e-mail via Investor Service Equity. This service is offered free of charge by the SWX Indices department.

The registration form is available on the SWX website. The SWX Swiss Exchange accepts no liability for Investor Service Equity.

Licensing

SWX Swiss Exchange has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SWX Swiss Exchange permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We are currently negotiating a license agreement with SWX Swiss Exchange whereby we, in exchange for a fee, are permitted to use the SMI Index in connection with certain securities, including the notes. While we have notified SWX Swiss Exchange of our intention to use the SMI Index in connection with the Notes, we have not entered into a license agreement with SWX Swiss Exchange for this, or any use at this time. We are not affiliated with SWX Swiss Exchange, the only relationship between SWX Swiss Exchange and us is any licensing of the use of SWX Swiss Exchange’s indices and trademarks relating to them.

These notes are not in any way sponsored, endorsed, sold or promoted by the SWX Swiss Exchange and the SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI Index (the “Index”) and/or the figure at which the said Index stands at any particular day or otherwise. However, the SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and the SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

SWX®, SWX Swiss Exchange®, SPI®, Swiss Performance Index (SPI)®, SPI EXTRA®, SPI ex SLI®, SMI®, Swiss Market Index® (SMI)®, SMIM®, SMI MID (SMIM)®, SMI Expanded®, SXI®, SXI LIFE SCIENCES®, SXI Bio+Medtech®, SLI®, SLI Swiss Leader Index®, SBI®, SBI Swiss Bond Index®, VSMI®, SWX Immobilienfonds Index®, and SWX Quotematch® are trademarks that have been registered in Switzerland and/or abroad by SWX Swiss Exchange. Their use is subject to a license.

Historical Information

The following graph sets forth the historical performance of the SMI Index based on the weekly closing levels of the SMI Index from April 4, 1997 through January 25, 2008. The closing level on January 25, 2008 was 7686.88.

We obtained the closing levels of the SMI Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the SMI Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the SMI Index will result in the return of any of your initial investment.

SMI® Index Historical Performance
April 4, 1997 – January 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P/ASX 200 Index

All information regarding the S&P/ASX 200 Index (the “S&P/ASX 200 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”). The S&P/ASX 200 Index is maintained by the S&P Australian Stock Exchange and Standard & Poor’s. The S&P/ASX 200 Index is reported by Bloomberg under the ticker symbol “AS51 <Index>”.

The S&P/ASX indices are real-time, market-capitalization-weighted indices that include the largest and most liquid stocks in the Australian market. The S&P/ASX 200 Index covers approximately 80% of the Australian equity market by capitalization, with a constituency that is highly liquid and tradable. Such characteristics ensure that the S&P/ASX 200 Index is representative of the Australian market while maintaining a limited number of eligible securities.

Upon its introduction in April 2000, the S&P/ASX 200 Index replaced the All Ordinaries index as the primary gauge for the Australian equity market. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the ASX by float-adjusted market capitalization. Representative, liquid and tradable, it is widely considered Australia’s preeminent benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Only stocks listed on the Australian Stock Exchange will be considered for inclusion on the S&P/ASX 200 Index. The S&P/ASX 200 Index only includes securities that are considered to be institutionally investable, and market capitalization is a key criterion for stock selection. Stocks are included if they are large enough to meet the minimum ranking requirements for the representative indices within the Australian market.

The S&P/ASX index series is calculated using a base-weighted aggregate methodology. That means the level of an index reflects the total market value of all component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time. I

On any given day, the index value is the quotient of the total available market capitalization of the index’s constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the index, rights issues, share buybacks and issuances, spin-offs and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P/ASX 200 Index in connection with certain securities, including the notes. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

S&P/ASX 200 is a trademarks of The McGraw-Hill Companies, Inc. and has been licensed for use by Barclays Bank PLC. The Notes is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Notes.

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw-Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P Indices to track general stock market performance. S&P’s only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P Indices which is determined, composed and calculated by S&P without regard to the Licensee or the Notes. S&P has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the S&P Indices. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

The following graph sets forth the historical performance of the S&P/ASX 200 Index based on the weekly closing levels of the S&P/ASX 200 Index from April 4, 1997 through January 25, 2008. The closing level on January 25, 2008 was 5860.3.

We obtained the closing levels of the S&P/ASX 200 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P/ASX 200 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P/ASX 200 Index will result in the return of any of your initial investment.

MSCI Emerging Markets Index™ Index Historical Performance
April 4, 1997 – January 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

MSCI Emerging Markets IndexSM

We may offer notes linked to one or more indices that are part of the “MSCI Standard Index Series” calculated and maintained by Morgan Stanley Capital International Inc. (“MSCI”) (the “MSCI Indices”), including the MSCI-EAFE® Index (Europe, Asia, Australia and the Far East, the “MSCI-EAFE Index”), the MSCI Emerging Markets IndexSM (the “MSCI-EM Index”), the MSCI Singapore IndexSM (the “MSCI Singapore Index”), the MSCI Taiwan IndexSM (the “MSCI Taiwan Index”) and the MSCI Thailand IndexSM (the “MSCI Thailand Index”).

The MSCI Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired rights to the MSCI Indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation of which Morgan Stanley is the majority owner and The Capital Group of Companies, Inc. is the minority shareholder. In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, performance measurement and attribution systems and services to managers of portfolio and firm-wide investment risk. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

All information regarding the MSCI Indices contained in this free writing prospectus reflects the policies of, and is subject to change by, MSCI. Each MSCI Index is constructed and maintained in the manner described below.

MSCI Emerging Markets IndexSM

The MSCI-EM Index is a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets. The MSCI-EM Index is reported by Bloomberg under the ticker symbol “MXEF <Index>” or “NDUEEGF <Index>”.

Constructing the MSCI Standard Index Series

To construct relevant and accurate equity indices for the global institutional investor, MSCI undertakes an index construction process, which involves:

®	Defining the equity universe.

®	Adjusting the total market capitalization of all securities in the universe for free float available to foreign investors.

®	Classifying the universe of securities under the Global Industry Classification Standard (the “GICS”).

®	Selecting securities for inclusion according to MSCI’s index construction rules and guidelines.

Defining the Equity Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities.

MSCI classifies each company and its securities in only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds, equity derivatives and limited partnerships, are generally eligible for inclusion in the universe. Generally, only equity or equity-like secu-

rities that are listed in the country of classification are included in the universe. These are considered fully even if a subset serves as a basis of creation of depositary receipts.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free float-adjusting market capitalization involves:

®	Defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float.

®	Assigning a free float-adjustment factor to each security.

®	Calculating the free float-adjusted market capitalization of each security.

MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include:

®	Strategic and other shareholdings not considered part of available free float.

®	Limits on share ownership for foreign investors.

MSCI’s estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contacts, particularly where disclosure standards or data quality make the estimation of free float difficult.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to an industry that describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. This comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI’s objective of reflecting broad and fair industry representation in its indices.

The GICS consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries. Each company is assigned uniquely to one sub-industry according to its principal business activity. The GICS guidelines used to determine the appropriate industry classification are:

®	A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company’s revenues.

®

A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company’s revenues and earnings.

®	Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indices of the diversity of business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indices from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which aim to reflect the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the careful analysis of:

®	Each company’s business activities and the diversification that its securities would bring to the index.

®

The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet certain minimum size guidelines and/or securities with inadequate liquidity are not considered for inclusion.

®

The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than or equal to 15% are, in general, considered for inclusion. Exceptions to this general rule are made only in significant cases, where not including a security of a large company would compromise the index’s ability to fully and fairly represent the characteristics of the underlying market.

Prices and Exchange Rates

          Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

          Exchange Rates

MSCI uses the foreign exchange rates published by WM Reuters at approximately 4:00 p.m. London time. MSCI uses WM Reuters rates for all developed and emerging markets. Exchange rates are taken daily at approximately 4:00 p.m. London time by the WM Company and are sourced whenever possible from multi-contributor quotes on Reuters. Representative rates are selected for each currency based on a number of “snapshots” of the latest contributed quotations taken from the Reuters service at short intervals around 4:00 p.m. WM Reuters provides closing bid and offer rates. MSCI uses these rates to calculate the mid-point to five decimal places.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM Reuters rate is believed not to be representative for a given currency on a particular day.

Maintaining the MSCI Standard Index Series

The MSCI Indices are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Indices, emphasis is also placed on continuity, replic-

ability and minimizing turnover in the Indices. Maintaining the MSCI Indices involves many aspects, including: additions to, and deletions from, the indices; changes in number of shares; and changes in Foreign Inclusion Factors (“FIFs”) as a result of updated free float estimates.

Potential additions are analyzed not only with respect to their industry group, but also with respect to their industry or sub-industry group, in order to represent a wide range of economic and business activities. All additions are considered in the context of MSCI’s methodology, including the index constituent eligibility rules and guidelines.

In assessing deletions, it is important to emphasize that indices must represent the full-investment cycle, including both bull and bear markets. Out-of-favour industries and their securities may exhibit declining prices, declining market capitalization, and/or declining liquidity, and yet are not deleted because they continue to be good representatives of their industry group. As a general policy, changes in number of shares are coordinated with changes in FIFs to accurately reflect the investability of the underlying securities. In addition, MSCI continuously strives to improve the quality of its free float estimates and the related FIFs. Additional shareholder information may come from better disclosure by companies or more stringent disclosure requirements by a country’s authorities. It may also come from MSCI’s ongoing examination of new information sources for the purpose of further enhancing free float estimates and better understanding shareholder structures. When MSCI identifies useful additional sources of information, it seeks to incorporate them into its free float analysis.

Overall, index maintenance can be described by three broad categories of implementation of changes:

®	Annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable.

®	Quarterly index reviews, aimed at promptly reflecting other significant market events.

®	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices promptly as they occur.

Potential changes in the status of countries (standalone, emerging, developed) follow their own separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

          Annual Full Country Index Review

The objective of the annual full country review, which is carried out every May, is to systematically reassess the various dimensions of the equity universe for all countries on a fixed annual timetable. This includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, updating of minimum size guidelines for new and existing constituents, as well as changes typically considered for a quarterly index review as discussed below.

          Quarterly Index Review

The quarterly index review process is designed to ensure that the MSCI Indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full country index review due to their importance.

During a quarterly index review, securities may be added to or deleted from a country index for a variety of reasons including, but not limited to, the following:

®

Additions or deletions of securities, due to one or more industry groups having become significant over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

®

Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limitations not implemented immediately.

®	Replacement of companies, which are no longer suitable industry representatives.

®	Deletion of securities whose company and/or security free float has fallen to less than 15%.

®	Deletion of securities that have become very small or illiquid.

®	Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

®	Additions or deletions of securities as a result of other market events.

          Ongoing Event-Related Changes

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event.

          Announcement Policy

The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

All changes resulting from the corporate events are announced prior to their implementation in the MSCI Indices.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., U.S. Eastern Standard Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI Indices.

MSCI Global Investable Market Indices

In March 2007, MSCI Barra announced that it would enhance its Standard Index methodology by moving from a sampled multi-cap approach to an approach targeting more exhaustive coverage with non-overlapping size segments. The current indices in its MSCI Standard Index Series will transition to the Global Investable Market Indices methodology in two phases. Information regarding the Global Investable Market Indices methodology can be found on the MSCI Barra website at http://www.mscibarra.com/products/indices/GIMI.html.

In preparation for the transition, “Provisional Standard Indices” will be calculated using the Global Investable Market Indices methodology starting with a base level of 1,000 as of the close of May 31, 2007.

In the first phase of the transition in November 2007:

®

After rebalancing the Provisional Standard Indices as per the semi-annual index review using the Global Investable Market Indices methodology, they will be compared with the relevant indices in the MSCI Standard Index Series.

®

All companies that are in a Provisional Standard Index but not in the corresponding index in the MSCI Standard Index Series will be added to such index at half of their free float-adjusted market capitalization, and companies that are not in the Provisional Standard Index but are in the corresponding index in the MSCI Standard Index Series will be retained in such index but at only half of their free float-adjusted market capitalization.

In the second and final phase in May 2008:

®	The Provisional Standard Indices will be rebalanced.

®

Any and all differences between a rebalanced Provisional Standard Index and the corresponding index in the MSCI Standard Index Series will be fully implemented in such index. The Provisional Standard Indices will then be discontinued.

Unless otherwise set forth in the applicable pricing supplement, the notes will be linked to the indices in the MSCI Standard Index Series, not the Provisional Standard Indices during the transition.

Additional information on the MSCI Indices, including the MSCI-EAFE Index, the MSCI-EM Index, the MSCI Singapore Index, the MSCI Taiwan Index and the MSCI Thailand Index, is available on the following website: http://www.mscibarra.com.

License Agreement

We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the notes. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WAR-

RANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, ISSUER OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Historical Information

The following graph sets forth the historical performance of the MSCI Emerging Markets Index based on the weekly closing levels of the MSCI Emerging Markets Index from April 4, 1997 through January 25, 2008. The closing level on January 25, 2008 was 1111.14.

We obtained the closing levels of the MSCI Emerging Markets Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the MSCI Emerging Markets Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the MSCI Emerging Markets Index will result in the return of any of your initial investment.

S&P/ASX 200 Index Historical Performance
April 4, 1997 – January 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.